                                    EXHIBIT 5

                               OPINION RE LEGALITY

OUR FILE NO.
102128-150066
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

RE: JDA SOFTWARE GROUP, INC. 1995 STOCK OPTION PLAN, JDA SOFTWARE GROUP, INC. 1996 STOCK OPTION PLAN, JDA SOFTWARE GROUP, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN, AND JDA SOFTWARE GROUP, INC. 1996 OUTSIDE DIRECTORS STOCK OPTION PLAN - REGISTRATION STATEMENT ON FORM S-8

Gentlemen and Ladies:

         As legal counsel for JDA Software Group, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,707,138 shares of the Company's Common Stock, $0.01 par value, which may be issued pursuant to the exercise of options and purchase rights granted under the JDA Software Group, Inc. 1995 Stock Option Plan, the JDA Software Group, Inc. 1996 Stock Option Plan, the JDA Software Group, Inc. 1996 Employee Stock Purchase Plan and the JDA Software Group, Inc. 1996 Outside Directors Stock Option Plan (collectively, the "Plans").

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

         Based on such examination, we are of the opinion that the 2,707,138 shares of Common Stock which may be issued upon the exercise of options and purchase rights granted under the Plans are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                            Respectfully submitted,

                                            /s/ Gray Cary Ware & Freidenrich
                                            ------------------------------------
                                                GRAY CARY WARE & FREIDENRICH
                                                A Professional Corporation